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COMTECH TELECOMMUNICATIONS CORP.
(Name of Registrant as Specified in Its Charter)

OUTERBRIDGE PARTNERS, LP OUTERBRIDGE CAPITAL MANAGEMENT, LLC OUTERBRIDGE PARTNERS GP, LLC OUTERBRIDGE BARTLEBY FUND, LP OUTERBRIDGE BARTLEBY GP, LLC RORY WALLACE WENDI B. CARPENTER SIDNEY E. FUCHS
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Outerbridge Capital Management, LLC, together with the other participants named herein (collectively, “Outerbridge”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of a slate of highly-qualified director nominees at the 2021 annual meeting of stockholders (the “Annual Meeting”) of Comtech Telecommunications Corp., a Delaware corporation (the “Company”).

Item 1: On December 6, 2021, Outerbridge issued the following press release:

ISS Supports Outerbridge’s Case for Change at Comtech

ISS Recommends Comtech Shareholders Vote on the WHITE Proxy Card FOR the Election of Outerbridge Nominee Sidney Fuchs

Highlights Comtech’s Poor Financial Performance and “Unconvincing” Board Refresh

Commenting on White Hat / Magnetar Financing, ISS Notes “It does not appear that the company made an attempt to pursue less expensive financing with other parties”

States that Shareholders Could Support Wendi Carpenter to Add Another Independent Voice Given the Importance of the Board’s Response to the Offer from Acacia Research

Outerbridge Urges Shareholders to Vote on the WHITE Proxy Card FOR the Election of Highly Qualified and Fully Independent Nominees Wendi Carpenter and Sidney Fuchs

NEW YORK – December 6, 2021 – Outerbridge Capital Management, LLC (“Outerbridge”), a beneficial owner of approximately 4.9% of Comtech Telecommunications Corp.’s (NASDAQ: CMTL) (“Comtech” or the “Company”) outstanding shares of common stock, today announced that leading proxy advisory firm Institutional Shareholder Services (“ISS”) has recommended that shareholders vote on the WHITE proxy card for Outerbridge director candidate Sidney “Sid” Fuchs for election to the Comtech Board of Directors (the “Board”) at the upcoming 2021 Annual Meeting of Stockholders (the “Annual Meeting”) scheduled for December 17, 2021. Outerbridge strongly urges shareholders to vote on the WHITE proxy card to elect BOTH of its highly qualified and fully independent nominees – Wendi Carpenter and Sid Fuchs.

In its report, ISS comments on the Company’s chronic underperformance under Comtech’s current Board and management and the need for change, particularly given the recent offer made by Acacia Research Corp. (NASDAQ: ACTG) (“Acacia”) to acquire the Company for $790 million in cash:1

•	“Considering the company's subpar performance, the board's unconvincing self-refresh, and the seemingly defensive nature of the White Hat investment, the dissident has made a compelling case that the addition of an independent outside director not sourced by the legacy board would be comforting to shareholders, particularly to ensure a comprehensive evaluation of the company's strategy and the pending offer from Acacia.”

•	“… Acacia appears to be a credible potential buyer, with approximately $605 million of cash and marketable securities as of Sept. 30, 2021, a history of executing multiple deals, and the backing of Starboard Value. As such, the lack of a more fulsome response to Acacia's approach over a month since the offer was made appears to validate the dissident's concern that the board may not intend to meaningfully engage with Acacia. (Shareholders should note that the dissident has not endorsed the offer.)”

1 Permission to quote from the ISS report was neither sought nor received. Emphases added.

•	“The long-tenured directors and management have overseen mixed TSR and operational performance over the past five years, highlighted by sharply negative market reactions to corporate and earnings announcements over the last two years.”

•	“A string of negative market reactions to earnings and M&A announcements over the last few years appears to reflect a lack of investor confidence. Although management points to recent outperformance as evidence of improving investor sentiment, this appears to be primarily driven by outside factors, including the announcement of the dissident's campaign and the unsolicited offer from Acacia.”

ISS raises doubts about the process that led to the Company’s decision to issue up to $125 million of votable, convertible preferred equity to White Hat Capital Partners LP and Magnetar Capital LLC:

•	“The company has stated that it undertook extensive due diligence to ensure the deal was on market-competitive terms, but based on the information provided in the proxy statement, it does not appear that the company made an attempt to pursue less expensive financing with other parties. The recent bid from Acacia seems to offer some evidence that the exploration of alternatives may have been less than thorough.”

•	“Regardless of the existence or elimination of voting agreements, it is difficult to believe that any board would agree to place so much voting power in the hands of an investor unless it felt confident that it would receive that investor's support.”

•	“Ultimately, the investment appears to confer more of a defensive benefit to the board in this contest than an obvious financial advantage to unaffiliated shareholders.”

•	“[White Hat principal Mark] Quinlan's potential independence on the board may be questioned by shareholders in light of the multi-year voting agreement, since rescinded, that White Hat entered into with the board following its investment. While investors may welcome a shareholder representative on the board, the economics of White Hat’s investment are meaningfully different than those of other common shareholders.”

ISS also highlights the Board’s questionable refreshment process and lack of independence:

•	“Critically, the board's self-refresh falls short in that the most recent additions were recruited by, or have longstanding ties to, legacy members, including Kornberg.”

•	“Further, longstanding ties among most board members raise significant concerns regarding overall board independence.”

•	“CEO-elect Porcelain has a 20-year tenure at CMTL and has been Kornberg's heir apparent since 2018 when he was named COO, which may raise doubts as to whether Porcelain will bring a new vision to CMTL or continue the strategic direction set under Kornberg's tenure.”

•	“…shareholders will only be able to vote on one of the three new nominees at the upcoming election (Porcelain and Quinlan will be added to the board shortly after the AGM), and may take pause when evaluating the potential independence of the new directors.”

•	“… [Company nominee Judy] Chambers’ personal and professional connections to director Lesavoy may cause shareholders to question how thorough the board's search for an independent director was prior to her appointment”

•	“…Lesavoy and Chambers, have a relationship that spans nearly 15 years; both lack prior public board experience and appear to have limited M&A and relevant industry expertise.”

ISS notes the need for independent representation on the Board:

•	“…the dissident nominees were sourced by an independent recruitment firm, and Fuchs appears to have directly relevant industry and M&A experience…the downside of addressing potential conflicts by having him recuse himself from meetings where sensitive customer data is discussed would likely be outweighed by the benefits of an independent outside presence on the board, especially in regard to an evaluation of whether to run a strategic review or sales process. Moreover, one would expect that given his eight-year tenure as a CIA intelligence officer, Fuchs has adequate experience dealing with sensitive information.”

•	“At this time, one outside director may be enough to ensure that the board is not dismissive of the dissident critique and suggestion that the company review all alternatives…shareholders concerned that the board will not respond in a satisfactory manner to the Acacia offer could decide to support [Wendi Carpenter’s] election as well, as a way of adding another independent voice in support of a strategic review.”

Rory Wallace, Chief Investment Officer of Outerbridge commented, “We are grateful for ISS’ support of our case for change and recognition of the Company’s persistent underperformance and poor corporate governance practices. We strongly believe more than one independent voice is needed to ensure meaningful change, especially given CEO Fred Kornberg’s outsized influence in the boardroom and the longstanding personal and professional connections between the various Board members. Outerbridge nominee Sid Fuchs, in addition to Wendi Carpenter, will bring the necessary industry knowledge, proven track records, and true independence needed to increase shareholder alignment, oversee management, and unlock Comtech’s full potential. Importantly, the stock price could decline significantly if Comtech fails to conduct a bona fide strategic review process while pursuing the same failed strategies that have destroyed shareholder value. Shareholders need to act now. We urge shareholders to vote FOR these nominees on the WHITE proxy card today.”

Vote on the WHITE proxy card to elect Outerbridge’s highly qualified and fully independent nominees to the Comtech Board.

About Outerbridge Capital Management, LLC

Outerbridge Capital Management, LLC is a New York-based investment adviser that typically invests across the technology and technology-impacted sectors. As part of its investment process, Outerbridge regularly conducts significant due diligence on its portfolio companies and engages constructively with both management teams and boards where appropriate.

Investor contact:

Rory Wallace

Chief Investment Officer

Outerbridge Capital Management, LLC

(347) 493-0350

rory@outerbridgecapital.com

info@outerbridgecapital.com

OR

Harkins Kovler, LLC

Jordan Kovler / Rahsaan Wareham

(212) 468-5384 / (212) 468-5380

jkovler@harkinskovler.com / rwareham@harkinskovler.com

Media contact:

Sloane & Company

Dan Zacchei / Joe Germani

dzacchei@sloanepr.com / jgermani@sloanepr.com

Item 2: Also on December 6, 2021, Outerbridge posted the following materials to www.restorecomtech.com: